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                                                                     Exhibit 3.5
                          CERTIFICATE OF INCORPORATION

                                       OF

                          GOLFSMITH GP HOLDINGS, INC.


                                  Article One

     The name of the corporation is Golfsmith GP Holdings, Inc.

                                  Article Two

     The address of its registered office in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. The name of its registered agent at such address is Corporation Service Company.

                                 Article Three

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  Article Four

     The total number of shares of stock which the corporation shall have authority to issue is 10,000 shares of common stock, and the par value of each such share is $.01.

                                  Article Five

     The name and mailing address of the incorporator is as follows:

     NAME                                    MAILING ADDRESS

     H. Lewis McReynolds                     600 Travis, Suite 3400
                                             Houston, TX 77002
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                                  Article Six


     The names and mailing addresses of the persons who are to serve as the directors of the corporation until the first annual meeting of stockholders or until their successor or successors are elected and qualified are as follows:


     NAME                               MAILING ADDRESS

     Carl F. Paul                       11000 North IH 35
                                        Austin, TX 78753-3195


     Franklin C. Paul                   11000 North IH 35
                                        Austin, TX 78753-3195


     Barbara M. Paul                    11000 North IH 35
                                        Austin, TX 78753-3195


                                 Article Seven

     Directors need not be elected by written ballot unless required by the bylaws of the corporation.


                                 Article Eight

     In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal bylaws of the corporation.


                                  Article Nine

     The corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute. All rights conferred upon stockholders herein are granted subject to this reservation.


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                                  Article Ten


     No director shall personally be liable to the corporation or the stockholders for monetary damages for any breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or the stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law or other applicable law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law or such other applicable law, as so amended. Any repeal or modification of this article by the stockholders shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.

     I, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 28th day of May, 1998.



                                   /s/ H. Lewis McReynolds
                                      ---------------------------------
                                      H. Lewis McReynolds, Incorporator


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